As filed with the Securities and Exchange Commission on April 23, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALLEGHANY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	51-0283071
(State of Incorporation)	(I.R.S. Employer Identification Number)

7 Times Square Tower
New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)
Alleghany Corporation 2010 Directors’ Stock Plan
(Full title of the plan)
Christopher K. Dalrymple
Vice President, General Counsel and Assistant Secretary
Alleghany Corporation
7 Times Square Tower
New York, New York 10036
(212) 752-1356
(Name, address and telephone number of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount to Be	Offering Price	Aggregate	Amount of
Title of Securities to Be Registered	Registered(1)	Per Share(2)	Offering Price(2)	Registration Fee
Common Stock, par value $1.00 per share	60,000 shares	$303.92	$18,235,200	$1,300.17

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares of Common Stock which become issuable pursuant to the provisions of the plan listed above by reason of antidilution and other adjustments.

(2)	Pursuant to Rule 457(h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, these amounts were estimated on the basis of the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on April 21, 2010.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information specified by Part I of this Registration Statement on Form S-8 (this “Registration Statement”) will be sent or given to participants in the Alleghany Corporation 2010 Directors’ Stock Plan (the “Plan”) as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such document(s) are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 but taken together, along with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Commission by Alleghany Corporation (the “Company”) are incorporated herein by reference and made a part hereof:
(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2009; and

(b)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 10 filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference certain portions of the Company’s Proxy Statement dated November 26, 1986 relating to its Special Meeting of Stockholders held on December 19, 1986; such description is qualified in its entirety by reference to the (i) the Company’s Restated Certificate of Incorporation, as amended, and (ii) the Company’s By-Laws, as amended, incorporated by reference as Exhibits 3.1 and 3.2, respectively, in this Registration Statement, and any amendment or report filed for the purpose of updating that description.
All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein or therein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law (the “DGCL”) as to indemnification by the Company of its officers and directors. The general effect of such law is to empower a corporation to indemnify any of its officers and directors against certain expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with certain actions, suits or proceedings (threatened, pending or completed) if the person to be indemnified acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Article Tenth of the Company’s Restated Certificate of Incorporation, as amended (which Restated Certificate of Incorporation is incorporated herein by reference as Exhibit 3.1 in this Registration Statement), provides for the indemnification of the Company’s officers and directors in accordance with the DGCL, and includes, as permitted by the DGCL, certain limitations on the potential personal liability of members of the Company’s Board of Directors (the “Board”) for monetary damages as a result of actions taken in their capacity as members of the Board.
The directors and officers of the Company are covered by insurance policies indemnifying them against certain liabilities arising under the Securities Act, which might be incurred by them in such capacities.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
The following are filed as exhibits hereto.

Exhibit Number	Description

3.1
The Company’s Restated Certificate of Incorporation, as amended by Amendment accepted and received for filing by the Secretary of State of the State of Delaware on June 23, 1988, filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-3 (No. 333-134996) filed on June 14, 2006, is incorporated herein by reference.

3.2	The Company’s By-Laws, as amended December 19, 2006, filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on December 22, 2006, are incorporated herein by reference.

4.1
Alleghany Corporation 2010 Directors’ Stock Plan effective as of April 23, 2010, included as Exhibit A to the Company’s Proxy Statement dated March 17, 2010 filed in connection with its Annual Meeting of Stockholders held on April 23, 2010, is incorporated herein by reference.

5	Opinion of Dewey & LeBoeuf LLP.

23.1	Consent of Dewey & LeBoeuf LLP (included in Exhibit 5 hereto).

23.2	Consent of KPMG LLP.

24	Powers of Attorney.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions summarized in Item 6 above or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 20, 2010.

ALLEGHANY CORPORATION
By:	/s/ Weston M. Hicks
Weston M. Hicks
President
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: April 20, 2010	By:	*
Rex D. Adams
Director

Date: April 20, 2010	By:	/s/ Jerry G. Borelli
Jerry G. Borelli
Vice President (principal accounting officer)

Date: April 20, 2010	By:	*
Karen Brenner
Director

Date: April 20, 2010	By:	*
John J. Burns, Jr.
Chairman of the Board and Director

Date: April 20, 2010	By:	*
Dan R. Carmichael
Director

Date: April 20, 2010	By:	/s/ Roger B. Gorham
Roger B. Gorham
Senior Vice President (principal financial officer)

Date: April 20, 2010	By:	/s/ Weston M. Hicks
Weston M. Hicks
President and Director (principal executive officer)

Date: April 20, 2010	By:	*
Thomas S. Johnson
Director

Date: April 20, 2010	By:	*
Jefferson W. Kirby
Director

Date: April 20, 2010	By:	*
William K. Lavin
Director

Date: April 20, 2010	By:	*
Phillip M. Martineau
Director

Date: April 20, 2010	By:	*
James F. Will
Director

Date: April 20, 2010	By:	*
Raymond L.M. Wong
Director

*By:	/s/ Weston M. Hicks
Weston M. Hicks
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description

3.1
The Company’s Restated Certificate of Incorporation, as amended by Amendment accepted and received for filing by the Secretary of State of the State of Delaware on June 23, 1988, filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-3 (No. 333-134996) filed on June 14, 2006, is incorporated herein by reference.

3.2	The Company’s By-Laws, as amended December 19, 2006, filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on December 22, 2006, are incorporated herein by reference.

4.1
Alleghany Corporation 2010 Directors’ Stock Plan effective as of April 23, 2010, included as Exhibit A to the Company’s Proxy Statement dated March 17, 2010 filed in connection with its Annual Meeting of Stockholders held on April 23, 2010, is incorporated herein by reference.

5	Opinion of Dewey & LeBoeuf LLP.

23.1	Consent of Dewey & LeBoeuf (included in Exhibit 5 hereto).

23.2	Consent of KPMG LLP.

24	Powers of Attorney.